                                                                    EXHIBIT 23.1

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
             ---------------------------------------------------

The Board of Directors
Farallon Communications, Inc. and subsidiary

We consent to incorporation by reference in the registration statement dated April 29, 1997 on Form S-8 of Farallon Communications, Inc. of our report dated November 5, 1996, relating to the consolidated balance sheets of Farallon Communications, Inc. and subsidiary as of September 30, 1995 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996, and the related schedule, which reports appear, or are incorporated by reference, in the September 30, 1996 annual report on Form 10-K of Farallon Communications, Inc.

/s/ KPMG Peat Marwick LLP

San Francisco, California
April 29, 1997